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Exhibit 5.1

November 21, 2007

Celsia Technologies, Inc.
1395 Brickell Avenue
Suite 800
Miami, Florida 33131

Re:	Celsia Technologies, Inc. Registration Statement on Form SB-2

Ladies and Gentlemen:

We have examined the Registration Statement on Form SB-2 (the “Registration Statement”) of Celsia Technologies, Inc., a Nevada corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Securities Act”), in connection with the offer and sale by certain shareholders of the Company (the “Selling Shareholders”) of 20,115,754 shares of the Company’s common stock, par value $0.001 per share, under the Registration Statement (the “Shares”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied as to factual matters upon assurances of certain officers of the Company, which factual matters have not been independently verified by us.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares to be sold by the Selling Shareholders, when issued upon the conversion of the Company’s 8% Secured Convertible Debentures due May 25, 2010 (the “Debentures”), in accordance with the terms of such Debentures, will be validly issued, fully paid and non-assessable.

Celsia Technologies, Inc.
November 21, 2007

We render no opinion herein as to matters involving the laws of any jurisdiction other than the General Corporation Law of Nevada. This opinion is limited to the effect of the current state of the General Corporation Law of Nevada and the facts as they currently exist. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or the interpretations thereof, be changed.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ DLA Piper US LLP

DLA PIPER US LLP